CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Auditors and Reports to Shareholders" in the Statements of Additional Information, and to the incorporation by reference in the Post-Effective Amendment No. 4 to Registration Statement Number 333-42337 on Form N1-A of our reports dated December 16, 1998, on the financial statements and financial highlights of Kemper Emerging Market Growth Fund, Kemper Emerging Markets Income Fund, Kemper Global Blue Chip Fund, Kemper International Growth and Income Fund, and Kemper Latin America Fund (each a portfolio of Kemper Global/International Series, Inc.) included in the 1998 Annual Reports to Shareholders.



                                                              Ernst & Young LLP


Boston, Massachusetts
February 26, 1999